Exhibit 10.1

AMENDMENT NO. 10
TO
LIMITED PARTNERSHIP AGREEMENT
OF
GLIMCHER PROPERTIES LIMITED PARTNERSHIP

This Amendment No. 10 is made effective as of April 28, 2010, by the General Partner and the Limited Partners of Glimcher Properties Limited Partnership, a Delaware limited partnership (the “Partnership”).

Recitals

1.             The Partnership was organized pursuant to a Limited Partnership Agreement dated as of November 30, 1993, as thereby amended from time to time (the “Partnership Agreement”).  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

2.             By action at a meeting on January 15, 2004, the Board of Trustees (the “Board”) of Glimcher Realty Trust, a Maryland real estate investment trust (the “Trust”), classified and designated 6,900,000 preferred shares of the Trust as 8.125% Series G Cumulative Redeemable Preferred Shares (the “Series G Preferred Shares”), with such preferences, rights, voting powers, restrictions limitations as to distributions, qualifications and terms and conditions of redemption as described in that certain Articles Supplementary to the Trust’s Charter (the “First Articles Supplementary”) filed with the State Department of Assessments and Taxation of Maryland on February 19, 2004, establishing the Series G Preferred Shares, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the First Articles Supplementary, and on February 23, 2004 the Trust issued 6,000,000 Series G Preferred Shares.

3.             On April 27, 2010, the Board filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland (the “Subsequent Articles Supplementary”), reclassifying and designating 3,500,000 additional shares as Series G Preferred Shares (the “Additional Shares”), with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as set forth in the Charter, as supplemented by the Subsequent Articles Supplementary, in connection with a public offering by the Trust of the Additional Shares pursuant to an Underwriting Agreement dated as of April 23, 2010 (the “Underwriting Agreement”) with Goldman Sachs & Co. and Banc of America Securities Inc., as representatives of the underwriters (the “Underwriters”).

4.             Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase the Additional Shares of the Trust, for the purposes and upon the terms and conditions set forth therein, with the proceeds from such series to be contributed by the Trust to the Partnership in exchange for a series of Preferred Interests in the Partnership.

5.             Pursuant to Section 6.3(b) of the Partnership Agreement, upon contribution to the Partnership by the Trust of the proceeds from the issuance of the Additional Shares, the Partnership shall issue to the Trust an interest in the Partnership having designations, preferences and rights such that the economic interests thereof are substantially similar to such Additional Shares.

6.             Pursuant to Section 18.2(iii) of the Partnership Agreement, the General Partner has the power, without the consent of the limited partners of the Partnership, to amend the Partnership Agreement with respect to the issuance of additional interests in the Partnership such as those contemplated herein.

7.             Pursuant to Section 16 of the Partnership Agreement, the General Partner has been appointed as attorney-in-fact by each of the limited partners of the Partnership for purposes, inter alia, of effecting amendments to the Partnership Agreement adopted in accordance with Section 18.

Amendment

NOW, THEREFORE, the Partnership Agreement is hereby amended as set forth in this Amendment No. 10 as follows:

1.           Creation and Issuance of Additional Units of Series G Preferred Interest.  In consideration of the Company’s contribution to the Partnership of the net proceeds following the issuance and sale of the Additional Shares by the Trust, there shall be authorized, designated and issued to the Trust an additional 3,500,000 Units of Series G Preferred Interest, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter, the Subsequent Articles Supplementary and the Partnership Agreement, including but not limited to Amendment No. 8 to the Partnership Agreement.

2.           Additional Documents and Actions.  The General Partner is expressly authorized on behalf of the Partnership to (i) execute and deliver all such other instruments, assignments, assignments, affidavits, notices, agreements, consents, certificates and other documents, and (ii) take all such further and other actions as the General Partner shall deem necessary, advisable or appropriate to carry out the transactions contemplated in this Amendment No. 10.

3.           Construction; Limited Partnership Agreement.  Consistent with Section 6.3(b) of the Partnership Agreement, it is intended that the economic interests of the Series G Preferred Interest shall be substantially similar to the Series G Preferred Shares, and this Amendment No. 10 shall be construed as reasonably required with respect to the preferences and rights of the Series G Preferred Interest to give effect to such intent. Except as expressly provided herein or as so reasonably required to give effect to the provisions hereof, the terms of the Partnership Agreement shall remain in full force and effect and are hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the General Partners and the Limited Partners have executed this Amendment No. 10 effective as of the date first set forth above.

GENERAL PARTNER:	LIMITED PARTNERS:

Glimcher Properties Corporation	Glimcher Realty Trust

By: /s/ Mark E. Yale	By: /s/ Mark E. Yale
Name: Mark E. Yale	Name: Mark E. Yale
Title: Executive Vice President, Chief Financial Officer and Treasurer	Title: Executive Vice President, Chief Financial Officer and Treasurer

All Other Limited Partners

By: Glimcher Properties Corporation,
pursuant to power of attorney set
forth in Section 16 of the Partnership
Agreement

By: /s/ Mark E. Yale
Name: Mark E. Yale
Title: Executive Vice President, Chief Financial Officer and Treasurer

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